EXHIBIT 10.21
                                                                   -------------

                             SECURED PROMISSORY NOTE


Date:                December 30, 2004

Maker:               ZAP

Maker's Address:     501 Fourth Street
                     Santa Rosa, CA  95401

Payee:               Phi-Nest Fund, L.P.
                     2385 Executive Drive, Suite 100
                     Boca Raton, FL  33431

Place for Payment:   Santa Rosa, California

Principle Amount:    One Million ($1,000,000)


Annual Interest Rate Seven Percent (7%) per annum (360-day year) on Unpaid Principal December 30, 2009 from Maturity Date:

Terms of Payment of Interest and principal due at or before maturity date Collateral of Loan: 2,941,176 restricted common shares as collateral to be returned to borrower upon repayment of loan.
                     Phi-Nest agrees to pay Maker $100,000 along with a balance of the loan of $900,000 within 12 months from the date of this note.


Maker promises to pay to the order of Payee, at the place for payment stated above, the principal amount stated above plus interest at the rate stated above if not paid in full by the Maturity date, according to the following terms of payment:

The Maturity date may be extended by mutual agreement of Maker and Payee.

This Note is due and payable in a single installment of principal and unpaid and accrued interest on the Maturity date, when this Note shall mature and be fully due and payable. This Note may be prepaid at any time, all or part, without penalty.

This Note shall be in default if any installment or payment of principal or interest of this Note is not paid when due.

It is the intention of Maker and Payee to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated in this Note would be usurious under applicable law, then in that event, notwithstanding anything to the contrary in any agreement entered into in connection with or as security for the Note, it is agreed as follows:

i. The aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this Note of under any of the other aforesaid agreements or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder hereof, or (if this Note shall have been paid in full) refunded to Maker,

ii. Determination of the rate of interest for determining whether the loans hereunder are usurious shall be made by amortizing, prorating, allocating, and spreading, during the full stated term of such loans, all interest at any time contracted for, charged or received from the Maker in connection with such loans, and any excess shall be cancelled, credited or refunded as set forth in item (i);

iii. In the event that maturity of this Note is accelerated by reason of an election by the holder of this Note resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any provided for in this Note or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if therefore prepaid, shall be credited on this Note, or if this Note shall be paid in full, refunded to Maker.

This Note shall be construed under and governed by the laws of the State of California.

Wherefore, intending to be legally bound by this document, Maker has executed this Note.


     PHI NEST FUND, L.P.


By:  /s/ Howard Deverett                      Date: December 30, 2004
     -----------------------------
     Howard Deverett, Fund Manager



     ZAP

BY:  /s/ Steve Schneider                      Date: December 30, 2004
     -----------------------------
     Steve Schneider, CEO